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                                                                   EXHIBIT 10.19

                               TYLER CORPORATION
                            2800 W. MOCKINGBIRD LANE
                              DALLAS, TEXAS 75235


December 9, 1998

Mr. C.A. Rundell, Jr.
4400 Belfort Place
Dallas, Texas 75205

Dear C.A.:

This letter amends and supersedes that letter agreement dated October 8, 1997 between Tyler Corporation ("Tyler") and you.

You will resign as President and Chief Executive Officer of Tyler as of December 9, 1998. You will serve as an employee director and member of the Executive Committee until June 30, 2000.

Primary Duties and Compensation

     1. Primary Duties. Your primary duties will consist of serving as Chairman and as an employee of FCAP and will consist of the development and implementation of a strategy to maximize the shareholder value of Forest City Auto Parts ("FCAP") through the sale or liquidation of all or substantially all of FCAP (or such other means as the Tyler Board of Directors may pursue), upon terms to be approved by the Tyler Board of Directors.

     2. Salary. In consideration for your service and efforts in the sale of FCAP, your total cash compensation will be $315,000, which will be payable at a rate of $17,500 per month beginning January 1, 1999. Any remaining portion of the $315,000 due to be paid to you for your service described above will be paid to you in full upon the closing of a sale of all or substantially all of FCAP. You will continue to be paid at your current rate through December 31, 1998.

     3. Non-Accountable Expense Allowance. In addition to the salary described above, you will be entitled to a non-accountable expense allowance of $36,000, which will be payable at a rate of $2,000 per month. Any remaining portion of the $36,000 due to be paid to you for your service described above will be paid to you in full upon the closing of a sale of all or substantially all of FCAP.

     4. Stock Grant. As additional compensation for your service and efforts in the sale of FCAP, the unvested 75,000 shares of restricted Tyler common stock originally granted to you under the October 8, 1997 letter agreement will vest on the following schedule:

                       April 8, 1999          25,000
                       October 8, 1999        25,000
                       April 8, 2000          25,000


except that all of such shares will vest immediately upon the closing of a sale of all or substantially all of FCAP.

     5. Office Location and Support. To assist you in your efforts to maximize shareholder value of FCAP, you will use such assistants and support as mutually agreed. You and your assistants will work out of the office located at 2121 San Jacinto Street, Suite 2900, Dallas, Texas 75201. Tyler will continue to pay your office assistant, Pat Dugan, at her current rate through December 31, 1998.

     6. Miscellaneous. Your perks will consist of a transfer to you of the Tyler computer equipment currently used by yourself and your secretary. In addition, Tyler will transfer the Petroleum Club Membership to you.

Additional Tyler Duties and Compensation

     1. Additional Tyler Duties. In addition to your primary duties as Chairman and an employee of FCAP, you will be available at Tyler's request on a mutually satisfactory schedule for up to forty (40) hours per month until January 1, 2002 at no additional compensation while being compensated by FCAP. Any time requested by Tyler resulting in hours worked in excess of forty (40) hours per month shall be paid at a rate of $200 per hour. Any such service will be performed at 2800 W. Mockingbird Lane, Dallas, Texas 75235 or at such other location as mutually agreed.

     2. Additional Compensation. Should your salary be prepaid as described upon the sale of FCAP, you will remain an employee of Tyler at a salary equal to $1,250 per month until January 1, 2002.

Stock Options

     For this additional service, your current outstanding and unvested stock options will vest according to the original schedule modified as follows:

     1. Incentive Stock Options. Of the original 132,199 Incentive Stock Options previously granted to you, 23,727 are vested and exercisable. Of the remaining 108,472, 27,118 will vest and be exercisable on each of January 1, 1999, January 1, 2000, January 1, 2001, and January 1, 2002.

     2. Non-Qualified Stock Options. Of the original 217,801 Non-Qualified Stock Options previously granted to you, 87,121 are vested and exercisable. Of the remaining 130,680, 43,560 will vest and be exercisable on October 8, 1999 and 87,120 will vest and be exercisable on June 30, 2002.

If the foregoing reflects your understanding of the agreement, please sign below where indicated.

                                       Yours very truly,



                                       /s/ LOUIS A. WATERS
                                       -------------------------------
                                       Louis A. Waters
                                       Chairman of the Board


                                       Mr. C.A. Rundell, Jr.
                                       December 9, 1998


                                       Agreed and Accepted:
                                       -------------------------------


                                       /s/ C. A. RUNDELL, JR.
                                       -------------------------------
                                       C. A. Rundell, Jr.


                                       cc: Tyler Board of Directors




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